                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (Amendment No. 2)*

                    Under the Securities Exchange Act of 1934


                       Right Management Consultants, Inc.
               --------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
               --------------------------------------------------
                         (Title of Class of Securities)

                                    766573109
               --------------------------------------------------
                                 (CUSIP Number)

                             Philip U. Hammarskjold
                           HFP Recapitalization Corp.
                c/o Hellman & Friedman Capital Partners IV, L.P.
                         One Maritime Plaza, 12th Floor
                             San Francisco, CA 94111
                                 (415) 788-5111

               --------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 31, 2003
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

      Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 2 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          HFP Recapitalization Corp.

-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          Delaware
-------------------------------------------------------------------------------
                       7. SOLE VOTING POWER

     NUMBER OF                    -0-
      SHARES         ----------------------------------------------------------
   BENEFICIALLY        8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON           9. SOLE DISPOSITIVE POWER
       WITH
                                  -0-
                     ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.0%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 3 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Richard J. Pinola
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                       7. SOLE VOTING POWER

     NUMBER OF                    2,725,137
      SHARES         ----------------------------------------------------------
   BENEFICIALLY        8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON           9. SOLE DISPOSITIVE POWER
       WITH
                                  2,725,137
-------------------------------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,725,137
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          11.1%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 4 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Joseph T. Smith
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                       7. SOLE VOTING POWER

     NUMBER OF                    750,047
      SHARES         ----------------------------------------------------------
   BENEFICIALLY        8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON           9. SOLE DISPOSITIVE POWER
       WITH
                                  750,047
                     ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          750,047
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          3.2%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 5 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          John J. Gavin
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                       7. SOLE VOTING POWER

     NUMBER OF                    571,880
      SHARES         ----------------------------------------------------------
   BENEFICIALLY        8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON           9. SOLE DISPOSITIVE POWER
       WITH
                                  571,880
                     ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          571,880
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          2.5%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 6 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          G. Lee Bohs
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                    17,627
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  17,627
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,627
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.1%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 7 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Charles J. Mallon
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                    130,407
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  130,407
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                130,407
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.6%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 8 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Theodore A. Young
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER

     NUMBER OF                    11,125
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  11,125
                     ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,125
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.0%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                     Page 9 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          William McCusker
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                       7. SOLE VOTING POWER

     NUMBER OF                    9,856
      SHARES         ----------------------------------------------------------
   BENEFICIALLY        8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON           9. SOLE DISPOSITIVE POWER
       WITH
                                  9,856
                     ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,856
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.0%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 10 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Howard H. Mark
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                       7. SOLE VOTING POWER

     NUMBER OF                    46,449
      SHARES         ----------------------------------------------------------
   BENEFICIALLY        8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON           9. SOLE DISPOSITIVE POWER
       WITH
                                  46,449
                     ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          46,449
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.2%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 11 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Geoffrey S. Boole
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          Canada
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                    37,477
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  37,477
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          37,477
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.2%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 12 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Gayle I. Weibley
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                     7. SOLE VOTING POWER

     NUMBER OF                   125
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8. SHARED VOTING POWER
     OWNED BY
       EACH                      -0-
     REPORTING      -----------------------------------------------------------
      PERSON         9. SOLE DISPOSITIVE POWER
       WITH
                                 125
                    -----------------------------------------------------------
                    10. SHARED DISPOSITIVE POWER

                                 -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          125
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.0%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 13 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          James E. Greenway
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

                                   See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                   145,740
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  145,740
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          145,740
--------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                             |_|
--------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.6%
--------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 14 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Mark A. Miller
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3. SEC USE ONLY

--------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

                                   See Item 3
--------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)




                                                                             |_|
--------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER

     NUMBER OF                    68,635
      SHARES         -----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       -----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  68,635
                     -----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          68,635
--------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                             |_|
--------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.3%
--------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 15 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          R. William Holland
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3. SEC USE ONLY

--------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
--------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)




                                                                             |_|
--------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------------------------------------------------------------------------------
                       7. SOLE VOTING POWER

     NUMBER OF                    66,285
      SHARES         -----------------------------------------------------------
   BENEFICIALLY        8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       -----------------------------------------------------------
      PERSON           9. SOLE DISPOSITIVE POWER
       WITH
                                  66,285-
                     -----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          66,285
--------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                             |_|
--------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.3%
--------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 16 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Andrew McRae
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                             |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          United Kingdom
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                    14,155
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  14,155
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                14,155
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.1%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 17 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Edward C. Davies
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          Australia
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                    32,840
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  32,840
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          32,840
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                             |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.1%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 18 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          Keiji Miyaki
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          Japan
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                   6,250
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  6,250
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,250
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.0%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 19 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Hellman & Friedman Capital Partners IV, L.P.
-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

          See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          California
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                    -0-
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  -0-
                     ----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.0%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------
      *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 20 of 25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1. NAME OR REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

          H&F Investors IV, LLC

-------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------
   3. SEC USE ONLY

-------------------------------------------------------------------------------
   4. SOURCE OF FUNDS*:

                                   See Item 3
-------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)




                                                                            |_|
-------------------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          California
-------------------------------------------------------------------------------
                      7. SOLE VOTING POWER

     NUMBER OF                    -0-
      SHARES         ----------------------------------------------------------
   BENEFICIALLY       8. SHARED VOTING POWER
     OWNED BY
       EACH                       -0-
     REPORTING       ----------------------------------------------------------
      PERSON          9. SOLE DISPOSITIVE POWER
       WITH
                                  -0-
                     ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
  11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




                                                                            |_|
-------------------------------------------------------------------------------
  13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          0.0%
-------------------------------------------------------------------------------
  14. TYPE OF REPORTING PERSON

          OO
-------------------------------------------------------------------------------
     *See Instructions Before Filling Out!

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 21 of 25
-------------------------------------------------------------------------------

        This Amendment No. 2 amends the Statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") with respect to Right Management Consultants, Inc. (the "Issuer") on September 25, 2003 and amended on October 20, 2003 (the "Schedule 13D") by HFP Recapitalization Corp., a Delaware corporation ("HFP Recap"); Richard J. Pinola; Joseph T. Smith; John J. Gavin; G. Lee Bohs; Charles J. Mallon; Theodore A. Young; William McCusker; Howard H. Mark; Geoffrey S. Boole; Gayle I. Weibley; James E. Greenway; Mark A. Miller; R. William Holland; Andrew McRae; Edward C. Davies; Keiji Miyaki (the foregoing individuals, collectively, the "Individual Reporting Persons"); Hellman & Friedman Capital Partners IV, L.P., a California limited partnership ("H&F Partners IV"); and H&F Investors IV, LLC, a California limited liability company ("H&F Investors," together with H&F Partners IV, the "H&F Reporting Persons," and HFP Recap, the Individual Reporting Persons and the H&F Reporting Persons, collectively, the "Reporting Persons"). Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

Item 3  Source and Amount of Funds or Other Consideration.

        Item 3 of the Schedule 13D is hereby supplemented as follows:

        The debt financing commitment set forth in the commitment letter HFP Recap previously received from a nationally-recognized banking institution (as amended by such institution in a letter delivered to HFP Recap on October 17,
2003) expired on October 31, 2003.

Item 4  Purpose of Transaction.

        Item 4 of the Schedule 13D is hereby supplemented as follows:

        HFP Recap was unable to reach an agreement with the Special Committee of the Board of Directors of the Issuer regarding the Proposed Transaction, and the Proposal (as amended by HFP Recap on October 17, 2003) expired on October 31, 2003. However, in connection with such expiration, HFP Recap indicated to the Special Committee that, despite the expiration of the Proposal, it remains interested in pursuing a recapitalization transaction with the Issuer on appropriate terms. Accordingly, HFP Recap, H&F Partners IV and their respective affiliates may pursue such a transaction, including engaging in subsequent discussions and/or negotiations with the Issuer, the Special Committee and their respective advisors regarding such a transaction. In addition, in connection with pursuing such transaction, HFP Recap, H&F Partners IV and their respective affiliates may engage in subsequent discussions and/or negotiations with some or all of the other Reporting Persons regarding participation in such a transaction and/or with potential financing sources for such a transaction. Each of the Reporting Persons also may, at any time and from time to time, acting either individually, together or with other third parties, formulate plans or proposals with respect such to certain of the matters listed in Items 4(a)-(j) of Schedule 13D, including, without limitation, a proposal to recapitalize, or otherwise acquire securities of the Issuer in an extraordinary corporate transaction, on terms similar to, or materially different from, those set forth in the Proposal.

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 22 of 25
-------------------------------------------------------------------------------

Item 5  Interest in Securities of the Issuer.

        Item 5(a), (b) of the Schedule 13D is hereby supplemented as follows:

        As a result of the matters set forth in the supplement to Item 6 below, the Reporting Persons no longer may be deemed to have shared power to vote, or to direct the vote of, any of the shares of Common Stock for which Richard J. Pinola, John J. Gavin, G. Lee Bohs and Charles J. Mallon have direct beneficial ownership (as set forth in this Item 5) with respect to the matters described in
Section 5 of the Letter Agreement. Also as a result of the matters set forth in the supplement to Item 6 below, the Reporting Persons no longer may be deemed to have shared power to dispose, or to direct the disposition of, any of the shares of Common Stock for which the other Reporting Persons have direct beneficial ownership (as set forth above in this Item 5) with respect to the matters described in Section 5 of the Letter Agreement. Accordingly, each of the Reporting Persons has sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, the shares of Common Stock for which such Reporting Person has direct beneficial ownership (as set forth in Item 5).

        Also as a result of the matters set forth in the supplement to Item 4 above and Item 6 below, the Reporting Persons no longer may be deemed to constitute a group within the meaning of Section 13(d)(5) of the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, and accordingly each of the Reporting Persons disclaims the existence of any such group and the beneficial ownership of the shares of Common Stock directly beneficially owned by any of the other Reporting Persons.

        As a result of the matters set forth above, as of the date hereof, the aggregate number and percentage of shares of Common Stock beneficially owned by each of the Reporting Persons are as set forth in rows 11 and 12 of the cover page of this Amendment No. 2 to Schedule 13D applicable to such Reporting Person, which rows with respect to each such Reporting Person are hereby incorporated herein by reference.

        Item 5(e) of the Schedule 13D is hereby supplemented as follows:

        As a result of the matters set forth in Item 5(a), (b) above, each of the Reporting Persons (other than Richard J. Pinola) ceased to be the beneficial owner of more than five percent of the Common Stock on October 31, 2003.


Item 6 Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

        Item 6 of the Schedule 13D is hereby supplemented as follows:

        The Proposal delivered by HFP Recap to the Board of Directors of the Issuer on September 22, 2003, as amended by the letter HFP Recap delivered to the Special Committee of the Board of Directors on October 17, 2003, lapsed on October 31, 2003. As a result of the lapse of the Proposal, the equity contributions, management and employee agreements and exclusivity provisions set forth in Sections 2, 3 and 5, respectively, of the Letter Agreement also expired on October 31, 2003.

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 23 of 25
-------------------------------------------------------------------------------

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   November 3, 2003



                   HFP RECAPITALIZATION CORP.


                   By:  /s/ Philip U. Hammarskjold
                        ----------------------------------
                        Name:  Philip U. Hammarskjold
                        Title: President


                   /s/ Theodore A. Young
                   --------------------------------------------
                   Richard J. Pinola
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Joseph T. Smith
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   John J. Gavin
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   G. Lee Bohs
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Charles J. Mallon
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Theodore A. Young

                   /s/ Theodore A. Young
                   --------------------------------------------
                   William McCusker
                   By: Theodore A. Young, Attorney-in-Fact

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 24 of 25
-------------------------------------------------------------------------------

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Howard H. Mark
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Geoffrey S. Boole
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Gayle I. Weibley
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   James E. Greenway
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Mark A. Miller
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   R. William Holland
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Andrew McRae
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Edward C. Davies
                   By: Theodore A. Young, Attorney-in-Fact

                   /s/ Theodore A. Young
                   --------------------------------------------
                   Keiji Miyaki
                   By:  Theodore A. Young, Attorney-in-Fact

-------------------------------------------------------------------------------
CUSIP No. 766573109               SCHEDULE 13D                    Page 25 of 25
-------------------------------------------------------------------------------

                   HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P.

                   By:      H&F Investors IV, LLC, its general partner

                        By:     H&F Administration IV, LLC, its administrative
                                       manager

                            By:      H&F Investors III, Inc., its manager


                            By:      /s/ Philip U. Hammarskjold
                                     ----------------------------------------
                                     Name:  Philip U. Hammarskjold
                                     Title: Vice President


                   H&F INVESTORS IV, LLC

                   By:      H&F Administration IV, LLC, its
                            administrative manager

                        By:     H&F Investors III, Inc., its manager


                        By:     /s/ Philip U. Hammarskjold
                                ----------------------------------------
                                Name:   Philip U. Hammarskjold
                                Title:  Vice President